Exhibit 3.01

Certificate of Amendment

of

the Certificate of Incorporation

of

Del Global Technologies Corp.

Under Section 805 of the Business Corporation Law

It is hereby certified that:

1.           The name of the corporation is Del Global Technologies Corp. (the “Corporation”).  The name under which the corporation was formed is Del Electronics Corp.

2.           The Certificate of Incorporation of the Corporation was filed by the Department of State on October 26, 1954.

3.           The amendment of the Certificate of Incorporation effected by this certificate of amendment is to increase the number of authorized shares of common stock, $0.10 par value, from fifty million (50,000,000) shares to one hundred million (100,000,000) shares, $0.10 par value.

4.           To accomplish the foregoing amendment, paragraph “Third” of the Certificate of Incorporation of the Corporation is hereby amended to read as follows:

“THIRD: the aggregate number of shares which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, $0.10 par value.”

5.           The Amendment of the Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation followed by the affirmative vote of the holders of a majority of all outstanding shares entitled to vote thereon at a special meeting of the Corporation’s shareholders duly called and held on October 13, 2010.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this 13th day of October, 2010.

DEL GLOBAL TECHNOLOGIES CORP.

/s/ John J. Quicke
Name:	John J. Quicke
Title:	President and Chief Executive Officer